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                                                                   EXHIBIT 10.35

                             CONSULTATION AGREEMENT


         This Consultation Agreement, dated as of January 1, 1992, between ImmuLogic Pharmaceutical Corporation, a Delaware corporation ("ImmuLogic"), and
C. Garrison Fathman ("Consultant").

                              W I T N E S S E T H:

         WHEREAS, ImmuLogic and the Consultant entered into a Consultation Agreement, dated as of June 29, 1988, as amended, which is scheduled to terminate on May 31, 1992 (the "Original Agreement");

         WHEREAS, ImmuLogic desires to continue to have the benefit of Consultant's knowledge and experience, and Consultant desires to continue to provide consulting services to ImmuLogic, all as hereinafter provided in this Agreement;

         WHEREAS, ImmuLogic and the Consultant wish to amend and restate the terms of the Original Agreement as set forth herein;

         NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, effective as of the date hereof, ImmuLogic and Consultant hereby agree as follows:

         1.       Consultation; Termination of Original Agreement.

                  (a) ImmuLogic shall retain Consultant as a consultant, and Consultant shall serve ImmuLogic as a consultant, upon the terms and conditions hereinafter set forth.

                  (b) This Agreement shall be considered an amendment to and restatement of the Original Agreement, and upon execution of this Agreement by ImmuLogic and the Consultant, the Original Agreement shall be of no further force and effect.

         2.       Term.

                  Subject to the terms and conditions hereinafter set forth, the term of the Consultant's consulting arrangement hereunder (hereinafter referred to as the "Term") shall commence on the date hereof, and, unless sooner terminated as provided in this Agreement, shall continue through December 31, 1994, provided, however, that the Term shall be extended for up to two additional periods of one year beginning on January 1, 1995, and on January 1, 1996, if the parties mutually agree to such an extension at least two years prior to the expiration of the initial Term or the first extension of the Term; and


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provided further, that the Term shall automatically terminate upon the death of the Consultant.

         3.       Consulting Duties.

                  (a) During the Term, Consultant shall render to ImmuLogic or to ImmuLogic's designee such consulting services in his fields of expertise and knowledge related to the business of ImmuLogic and at such times and places as ImmuLogic may from time to time reasonably request, including providing advice to existing or potential research collaborators, research sponsors, or customers of ImmuLogic with respect to the function of the immune system in humans or animals. The parties agree and acknowledge that such consulting services shall primarily be rendered at ImmuLogic's offices in Palo Alto, California and Cambridge, Massachusetts. Consultant acknowledges that in addition it will be necessary for Consultant to travel to Cambridge, Massachusetts and such other locations as ImmuLogic shall reasonably request. ImmuLogic shall give Consultant reasonable advance notice of any services required of him hereunder.

                  (b) All work to be performed by Consultant for ImmuLogic shall be under the general supervision of ImmuLogic.

                  (c) The parties acknowledge and agree that the Consultant is receiving substantial compensation under this Agreement and has also been granted stock options pursuant to a separate agreement between the parties. Although the amount of time to be devoted by the Consultant to ImmuLogic is limited, as provided below, the Consultant recognizes that he has a special obligation, in light of such compensation and stock options, to devote his best efforts and ability to the performance of his duties hereunder, both in terms of the quality of the scientific input and guidance provided to ImmuLogic and the amount of time devoted to such responsibilities. The parties agree that an essential element of the Consultant's responsibility to ImmuLogic is timely interaction and coordination with ImmuLogic scientists and management. The Consultant shall perform such duties in a manner consistent with the business and scientific direction and objectives of ImmuLogic and the operating policies and practices established by the management of ImmuLogic. Without limiting the generality of the foregoing, the Consultant shall devote an amount of time to such duties equal to approximately one day per week, except as otherwise mutually agreed. All work performed by the Consultant to ImmuLogic shall be at times reasonably convenient to ImmuLogic and the Consultant, recognizing that flexibility in scheduling meetings and visits, and the availability of the Consultant on a timely basis, is essential to the productive and efficient conduct of ImmuLogic's research activities. Nothing contained in this Agreement, however, shall interfere with Consultant's teaching responsibilities and related research duties, including, but not limited to, Consultant's responsibilities to Stanford University and governmental entities making research grants to or through Stanford.


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         4.       Compensation.

                  In consideration for the services rendered by Consultant to ImmuLogic, ImmuLogic shall pay Consultant during the Term compensation (the "Compensation") at the rate of (a) $88,000 per year for the year ended December 31, 1992, and (b) in each subsequent year, the Consultant's rate of Compensation for the prior calendar year, plus an Annual Increase (as hereinafter defined). The "Annual Increase" in each year during the Term shall be an amount equal to the Consultant's rate of Compensation for the prior calendar year multiplied by the greater of (i) a percent increase equal to ImmuLogic's target percent increase for all employees, or (ii) five percent.

                  Compensation shall be paid monthly in equal installments, on the last day of each month. The payment of such amounts shall cease upon Consultant's death or permanent disability or upon termination of this Agreement. Upon Consultant's death, all of his, his spouse and his heirs' rights under this Agreement which were to accrue after his death shall terminate. If Consultant shall die or become permanently disabled prior to the end of the Term there shall be no refund of any amount theretofore paid.

         5.       Termination.

                  (a) Breach. Either of the parties may terminate this Agreement upon material breach of any provision of this Agreement by the other party, upon thirty (30) days' written notice to the breaching party specifying the material breach. The termination becomes effective at the end of the thirty (30) day period unless the breaching party cures the breach during such thirty (30) day period. ImmuLogic may also terminate this Agreement as provided in Section 9(a) hereof by providing written notice as required therein.

                  (b) Termination for Cause. In addition to termination for breach set forth in Section 5(a) above, ImmuLogic may terminate this Agreement for "Cause" (as defined below), immediately upon written notice by ImmuLogic to the Consultant. As used herein, the term "Cause" shall mean (i) misconduct constituting dishonesty or fraud in connection with the Consultant's obligations to ImmuLogic, or (ii) willful failure to perform his contractual obligations to ImmuLogic. In order for cause to exist under subsection (ii), the following conditions must be satisfied: (A) ImmuLogic shall have given the Consultant written notice of such failure with reasonable particulars provided, and (B) the Consultant shall have failed to cure or rectify such failure within thirty (30) days after such notice.

         6.       Reimbursement of Expenses.

                  ImmuLogic shall reimburse Consultant for his reasonable out-of-pocket expenses incurred in the performed of his duties hereunder upon presentation of reasonably detailed receipts and compliance with reasonable administrative policies established from time to time by ImmuLogic.


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         7.       Status.

                  Consultant's relationship to ImmuLogic shall be that of an independent contractor and neither this Agreement nor the services to be rendered hereunder shall for any purpose whatsoever or in any way or manner create any employer-employee relationship between the parties. Consultant shall not be deemed an agent for any purpose and shall have no authority to bind ImmuLogic in any way.

         8.       Proprietary Information.

                  (a) General. ImmuLogic agrees and acknowledges that Consultant has existing obligations relating to proprietary information to Stanford University and certain governmental agencies. Consultant agrees to use best efforts to segregate work done under this Agreement from his work at Stanford and for any other such governmental agency in order to minimize any question of disclosure to such persons or the rights of such persons under any Discoveries or Proprietary Information, as defined below. The research work which Consultant performs for Stanford and such other governmental agencies shall be called the "Stanford Work," and the research work or consulting work which Consultant performs under this Agreement shall be called the "Consultancy Work."

                  (b) Inventions.

                           (i) All discoveries, data, technology, innovations
and improvements (whether or not patentable and whether or not copyrightable) ("Discoveries") which are made; conceived, reduced to practice, created, written or developed by the Consultant, solely or jointly with others during the Term (or thereafter if based on Proprietary Information, as defined below), and which (A) (I) are made, conceived, reduced to practice, created, written or developed during the Consultancy Work, or (II) relate to the Field (as defined below), and (B) are not made, conceived, reduced to practice, created, written or developed during the Stanford Work, shall be the sole property of ImmuLogic. As used above, the term "Field" means the development of vaccines and diagnostic and therapeutic products for allergies, autoimmune diseases, and AIDS. The Consultant hereby assigns to ImmuLogic all Discoveries and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere and appoints any officer of ImmuLogic as his duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority. Upon the request of ImmuLogic and at the expense of ImmuLogic, the Consultant shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Discoveries to ImmuLogic and to assist ImmuLogic in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Discovery.

                           (ii) The Consultant shall promptly disclose to
ImmuLogic all Discoveries and will maintain adequate and current written records (in the form of notes,


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records, laboratory or research notebooks and as may be specified by ImmuLogic)
to document the conception and/or first actual reduction to practice of any Discovery. Such written records shall be available to and remain the sole property for ImmuLogic at all times.

                  (c)      Proprietary Information.

                           (i) The Consultant acknowledges that his relationship
with ImmuLogic is one of high trust and confidence and that in the course of his service to ImmuLogic he will have access to and contact with Proprietary Information. The Consultant agrees that he will not, during the Term or at any time thereafter, disclose to others, or use for his benefit or the benefit of others, any Proprietary Information or Discovery.

                           (ii) For purposes of this Agreement, Proprietary
Information shall mean, all proprietary and confidential information (whether or not patentable and whether or not copyrightable) owned, possessed, or used by ImmuLogic in which ImmuLogic has a protectable interest, including, without limitation, any Discovery, formula, information, apparatus, equipment, material, trade secret, process, research, research result, report, paper, technical data, know-how, technology, marketing or business plan, forecast, unpublished financial statement, budget and license that is communicated to, learned of, developed or otherwise acquired by the Consultant from ImmuLogic.

                           (iii) The Consultant's obligations under this Section
8(c) shall not apply to any information that (A) is or becomes known to the general public under circumstances involving no breach by the Consultant (or the other consultants signing comparable consultation agreements of even date herewith) of the terms of this Section 8(c), (B) is generally disclosed to third parties by ImmuLogic without restriction on such third parties, or (C) is approved for release by written authorization of the Board of Directors of ImmuLogic.

                           (iv) The Consultant shall keep separate records,
files, memoranda, notes, designs, data, reports, laboratory and research notebooks and other documents relating to the performance of this obligations under this Agreement. Upon termination of this Agreement or at any other time upon request by ImmuLogic, the Consultant shall promptly deliver to ImmuLogic all such records, files, memoranda, notes, designs, data, reports, laboratory and research notebooks and other documents (and all copies of reproductions of such materials) relating to the business of ImmuLogic.

                           (v) The Consultant represents that his retention as a
consultant with ImmuLogic and his performance under this Agreement does not, and shall not, breach any agreement that obligates him to keep in confidence any trade secrets or confidential or proprietary information of his or of any other party or to refrain from competing, directly or indirectly, with the business of any other party. The Consultant shall not disclose to ImmuLogic any trade secrets or confidential or proprietary information of any other party.


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                           (vi) The Consultant acknowledges that ImmuLogic from
time to time may have agreements with other persons or with the United States Government, or agencies thereof, that impose obligations or restrictions on ImmuLogic regarding discoveries made during the course of work under such agreements or regarding the confidential nature of such work. To the extent that ImmuLogic discloses such agreements to the Consultant and such agreements do not conflict with then existing obligations of the Consultant to Stanford or governmental agencies, the Consultant agrees to be bound by all such obligations and restrictions and to take all action necessary to discharge the Consultant's obligations to ImmuLogic relating to such agreements.

         9.       Non-competition.

                  (a) Consultant represents and warrants that as of the date hereof, and except as listed on Schedule A attached hereto, (i) he is not engaged in any consulting arrangement with any person or entity other than ImmuLogic, (ii) he is not a party to any agreement or arrangement which would constitute a conflict of interest with this Agreement or would prevent him from carrying out his obligations to ImmuLogic under this Agreement, and (iii) he is not employed by, does not serve as a member of the Board of Directors or Scientific Advisory Board (or comparable organization of) or act on behalf of any other enterprise engaged in activities similar to or competitive with ImmuLogic. Any activity described in the preceding sentence shall be referred to herein as "Other Activity." During the Term, if Consultant desires to undertake any Other Activity, he shall first present such proposed Other Activity to Dr. Hugh O. McDevitt and Dr. Kenneth L. Melmon (collectively, including the Consultant, the "Consultants"). If, after considering such factors as the time commitment for, and focus of, the Other Activity, the Consultants unanimously agree that the proposed Other Activity will not materially affect the Consultant's ability to perform his obligations hereunder, then the Consultants shall so state in a written statement to ImmuLogic signed by each of them. ImmuLogic shall present such written statement to the Board of Directors for its review. ImmuLogic shall have the right to withhold consent to the Other Activity if, after considering such factors as the time commitment for, and focus of, the Other Activity, a majority of the members of the Board of Directors (excluding the Consultants) determine that such Activity could materially affect the Consultant's ability to perform his obligations hereunder. ImmuLogic agrees not to unreasonably withhold or delay its consent to any Other Activity by Consultant in areas with respect to which ImmuLogic does not intend to develop business or has not made, and has no plans to make, a commitment of resources at such time. If Consultant fails to notify ImmuLogic of such activities at least thirty (30) days prior to the occurrence thereof, ImmuLogic shall have the right to terminate this Agreement upon written notice to the Consultant. If the Consultant and the Other Consultants cannot agree that the proposed Other Activity will not conflict with Consultant's work hereunder, Consultant agrees not to undertake such Other Activity.

                  (b) ImmuLogic consents to the activities listed in Schedule A; however, the parties acknowledge that because the Consultant is currently engaged in activities for entities other than ImmuLogic, it is conceivable that a conflict might arise. In the event


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of a potential conflict with respect to any activity identified on Schedule A, the parties will follow the procedures for Other Activity set forth in subsection (a) above.

                  (c) Consultant agrees that, during the Term and for one (1) year thereafter, Consultant shall not become employed by, render services to, serve as a member of the board of directors or scientific advisory board (or comparable organization) of or act on behalf of any other enterprise engaged in activities similar to or competitive with those of ImmuLogic, without ImmuLogic's prior written consent. This prohibition shall include, but not be limited to, all research in the area of the function of the immune system in humans or animals. The parties recognize that, to the extent that it may be determined that the laws of the State of California govern the enforceability of this subsection (c), the provisions imposing restrictions on the Consultant following the Term may be held to be unenforceable.

         10.      Employees of ImmuLogic.

                  Consultant agrees that during the Term and for two (2) years thereafter, Consultant shall not directly or indirectly (a) retain the services of any employees of ImmuLogic or assist anyone else doing so; (b) cause any person or entity rendering services to ImmuLogic to discontinue his or its relationship with ImmuLogic; or (c) perform services for any employer which has, within three (3) months before of after termination of Consultant's duties for ImmuLogic, retained the service of any other person or entity rendering services for ImmuLogic, unless Consultant's employment by such employer has no relationship to the employment of such other person or entity and the function for which Consultant is hired has no relationship to the function for which such person or entity was hired.

         11.      Survival of Provisions.

                  The provisions of Sections 8, 9, and 10 hereof shall survive the termination or expiration of this Agreement, irrespective of the reason therefor.

         12.      Injunctive Relief.

                  Consultant acknowledges that the services to be rendered by him hereunder are of a special, unique and extraordinary character, and that a breach by Consultant of Sections 8, 9, or 10 hereof will cause ImmuLogic irreparable injury and damage. If any court holds that the whole or any part of the provisions of Sections 8, 9, or 10 hereof is unenforceable by reason of the extent or duration thereof, or otherwise, then the court making such determination shall have the right to reduce such extent or duration, or other provisions thereof, and in its reduced form the provisions of Sections 8, 9 shall be enforceable in the manner contemplated hereby. Furthermore, in the event of Consultant's breach of the provisions of Sections 8, 9 or 10 hereof, ImmuLogic shall be entitled to injunctive relief against Consultant in addition to such other rights as ImmuLogic may have under this Agreement, at law or in equity.


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         13.      Arbitration. Disputes under this Agreement shall be settled by binding arbitration in the major city in or near the Consultant's principal residence at the time of the arbitration, pursuant to the rules of the American Arbitration Association, and judgment upon the award rendered may be entered in any court of competent jurisdiction.

         14. Other Agreements. The Consultant represents and warrants to ImmuLogic that his execution of this Agreement and the performance hereunder shall not violate any provisions of any agreement between Consultant and any third party.

         15. Assignability and Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon ImmuLogic and its successors and permitted assigns and upon Consultant. However, neither party may assign, transfer, pledge, encumber, hypopthecate or otherwise dispose of this Agreement or any of its or his rights thereunder without the prior written consent of the other party, and any such attempted assignment, transfer, pledge, encumbrance, hypothecation or other disposition without such consent shall be null and void and without effect. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

         16. Headings. The paragraph headings contained herein are included solely for convenience of reference and shall not control or affect the meaning or interpretation of any of the provisions of this Agreement.

         17. Notices. Any notices or other communication hereunder by either party shall be in writing and shall be deemed to have been duly given if delivered personally to the other party or sent by registered or certified mail, return receipt requested, to the other party at the following addresses:

                  If to ImmuLogic:

                           Building 600
                           One Kendall Square
                           Cambridge, MA  02139
                           Attention: President

                  If to the Consultant:

                           C. Garrison Fathman, M.D.
                           Department of Medicine/Immunology
                           Stanford University, Room S-115
                           Stanford, CA 94305

or at such other address as such other party may designate in conformity with the foregoing.


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         18.      Governing Law. This Agreement shall be governed by, and
construed and enforced in accordance with, the laws of the Commonwealth of Massachusetts applicable to contracts made and to be performed therein, without giving effect to the principles thereof relating to the conflict of laws.

         19. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                             IMMULOGIC PHARMACEUTICAL CORPORATION


                             By:  /s/ Janet C. Bush
                                 -----------------------

                             CONSULTANT


                                  /s/ C. Garrison Fathman
                                 ---------------------------
                                     C. Garrison Fathman


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                                                                     Dr. Fathman


                                   SCHEDULE A



Stanford related consultancies:

1.       Syntex Institute of Medicine.



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